EXHIBIT 99.1
All references to “American Entertainment Properties Corp.,” “AEP,” “we,” “our,” the “Company,” “ours” and “us” refer to American Entertainment Properties Corp. and includes its subsidiaries. American Real Estate Partners, L.P., its indirect parent company, is referred to as “AREP.” American Casino & Entertainment Properties LLC is referred to as “ACEP.” All references to the Aquarius refer to the Aquarius Casino Hotel, which is the new brand name for the Flamingo Laughlin Hotel and Casino that we will begin using in November 2006.

SUMMARY HISTORICAL CONSOLIDATED AND PRO FORMA COMBINED FINANCIAL DATA

The following table summarizes certain summary historical consolidated and pro forma financial data of American Entertainment Properties Corp. The summary historical consolidated financial data for the years ended December 31, 2005, 2004 and 2003 have each been derived from our audited consolidated financial statements for those years, contained elsewhere in this offering memorandum. The summary historical consolidated financial data as of June 30, 2006 and for the six months ended June 30, 2006 and 2005 are unaudited. For the six month periods ended June 30, 2006 and 2005 all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of the interim consolidated financial statements, have been included. Results for the six months ended June 30, 2006 are not necessarily indicative of the results for the full year. In May 2006, we acquired all of the assets and certain liabilities of Flamingo Laughlin, Inc., including the Flamingo Laughlin Hotel and Casino. Substantially all of our assets, other than the Flamingo, were acquired by entities owned or controlled by Mr. Carl C. Icahn and subsequently acquired by AREP or us in various purchase transactions. In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical cost similar to a pooling of interest and the financial statements are combined from the date of acquisition by an entity under common control. Our financial statements include the results of operations, financial position and cash flows from the date of initial acquisition by entities owned or controlled by Mr. Icahn.

The summary pro forma combined statements of operations data for the year ended December 31, 2005 and for the six months ended June 30, 2006 give effect to the following transactions as if each had occurred on January 1, 2005:

•	the acquisition of the Aquarius;

•	borrowings by ACEP of $60.0 million under its senior secured revolving credit facility to finance in part the acquisition of the Aquarius; and

•	the issuance by AEP of the notes and the payment of a dividend from the proceeds of this offering and other cash and cash equivalents.

						Pro Forma
	Pro Forma					Six Months
	Year Ended					Ended		Six Months Ended
	December 31,		Years Ended December 31,			June 30,		June 30,
	2005		2005	2004	2003	2006		2006	2005
	(in thousands)

Operating data:
Net revenues:
Stratosphere	$196,162		$196,162	$182,940	$163,701	$101,528		$101,528	$98,453
Arizona Charlie’s Decatur	84,328		84,328	76,654	67,853	42,398		42,398	42,111
Arizona Charlie’s Boulder	47,492		47,492	40,387	31,257	23,878		23,878	23,783
Aquarius	107,019		—	—	—	54,057		11,265	—

Total net revenues	435,001		327,982	299,981	262,811	221,861		179,069	164,347

Income from operations	74,214		66,052	48,862	23,847	37,381		32,804	37,297
Other expense, net	(47,736	)(1)	(16,263)	(17,635)	(4,963)	(23,015	)(1)	(7,489)	(8,186)
Net income	17,486		32,662	21,038	20,682	9,356		16,517	19,026

					Pro Forma
	Pro Forma				Six Months
	Year Ended				Ended	Six Months Ended
	December 31,	Years Ended December 31,			June 30,	June 30,
	2005	2005	2004	2003	2006	2006	2005
	(in thousands)

Other financial data:
EBITDA(2)	$101,830	$89,357	$72,378	$44,069	$51,760	$45,662	$48,470
EBITDA margin(3)	23.4%	27.2%	24.1%	16.8%	23.3%	25.5%	29.5%
Capital expenditures	$30,293	$28,219	$14,009	$33,465	$16,558	$16,558	$11,590
Depreciation and amortization	27,616	23,305	23,516	20,222	14,379	12,858	11,173

	As of June 30, 2006
	As Adjusted(4)		Actual
	(in thousands)

Balance sheet data:
Cash and cash equivalents	$78,807	(5)	$113,807
Total assets	599,574		619,574
Total debt (including current portion)(6)	528,065		278,065
Stockholder’s equity	7,084		284,084

(1)	For purposes of calculating pro forma other expense, net, we have assumed a weighted average interest rate of 9.17% per annum for the notes and for borrowings under the senior secured revolving credit facility. A change in the interest rate by 1/8% per annum for the notes and borrowings under the senior secured revolving credit facility would result in an increase or decrease of $387,500 in aggregate interest expense.

(2)	EBITDA consists of net income plus (i) other expense, net (which includes interest expense and interest income), (ii) provision for income tax (or less income tax benefit), and (iii) depreciation and amortization. EBITDA is presented as a measure of operating performance because we believe analysts, investors and others frequently use it in the evaluation of companies in our industry, in particular as an indicator of the ability of a company to meet its debt service requirements. Other companies in our industry may calculate EBITDA differently, particularly as it relates to non-recurring, unusual items.

EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity, or as an alternative to net income or as an indication of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

The following table provides a reconciliation of net income (computed in accordance with generally accepted accounting principles) to EBITDA:

					Pro Forma
	Pro Forma				Six Months
	Year End				Ended	Six Months Ended
	December 31,	Years Ended December 31,			June 30	June 30,
	2005	2005	2004	2003	2006	2006	2005
	(in thousands)

Reconciliation of net income:
Net income	$17,486	$32,662	$21,038	$20,682	$9,356	$16,517	$19,026
Other expense, net	47,736	16,263	17,635	4,963	23,015	7,489	8,186
Provision for income tax (benefit)	8,992	17,127	10,189	(1,798)	5,010	8,798	10,085
Depreciation and amortization	27,616	23,305	23,516	20,222	14,379	12,858	11,173

EBITDA	$101,830	$89,357	$72,378	$44,069	$51,760	$45,662	$48,470

(3)	EBITDA margin equals EBITDA divided by net revenues.

(4)	Gives effect to the issuance of the AEP notes and the application of the net proceeds of the AEP notes offering and the payment of a dividend by it from its cash and cash equivalents. As of June 30, 2006, AEP had cash and cash equivalents of approximately $35.0 million.

(5)	Represents cash and cash equivalents of ACEP. Based on covenants in the indenture governing the ACEP notes and its senior secured revolving credit facility that limit restricted payments, including dividends, to 50% of ACEP’s consolidated net income, as defined, since May 26, 2004, as of June 30, 2006, ACEP could have distributed approximately $26.7 million to AEP.

(6)	Total debt consists of the current and long-term portions of capital lease obligations, notes payable and the senior secured revolving credit facility.

AMERICAN ENTERTAINMENT PROPERTIES CORP.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains management’s discussion and analysis of our financial condition and results of operations. Our results of operations for periods before May 26, 2004 represent the combined historical operating results of the entities that owned the Stratosphere, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder. This discussion and analysis should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and related notes. Except for historical information, the discussions in this section contain forward-looking statements that involve risks and uncertainties. Future results could differ materially from those discussed below for many reasons, including the risks described in “Risk Factors.”

Overview

We are a holding company and our principal assets are our wholly-owned subsidiaries, American Casino & Entertainment Properties LLC, or ACEP and American Entertainment Properties Finance Corp., or AEPF. ACEP, through its subsidiaries, owns and operates three gaming and entertainment properties in the Las Vegas metropolitan area and one in Laughlin, Nevada. The three properties in the Las Vegas metropolitan area are the Stratosphere, which is located on the Las Vegas Strip and caters to visitors to Las Vegas, and two off-Strip casinos, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder. The Stratosphere is one of the most recognized landmarks in Las Vegas and our two Arizona Charlie’s branded properties are well-recognized casinos in their respective marketplaces. In May 2006, we acquired substantially all of the assets and certain liabilities of Flamingo Laughlin, Inc, (a wholly-owned subsidiary of Harrah’s Entertainment, Inc.) including the Flamingo Laughlin Hotel and Casino in Laughlin, Nevada. In November 2006, we will rename and rebrand this property as the Aquarius Casino Resort.

Each of our properties offers customers a value-oriented experience by providing competitive odds in our casinos, high-quality rooms in our hotels and award-winning dining facilities. At the Stratosphere, we offer entertainment attractions found nowhere else in Las Vegas. We offer programs, the Ultimate Rewards Club at each of our Las Vegas properties and the Action Cash program at our Arizona Charlie’s properties, that permit members to accumulate points which can be redeemed for cash and complimentaries at the participating casinos. We plan to extend these programs to the Aquarius. We believe the value we offer our patrons at our properties, together with our strong focus on customer service, will enable us to continue to attract customer traffic to our properties.

We use certain key measurements to evaluate operating revenue. Casino revenue measurements include table games drop and slot handle as volume measurements of the amounts wagered by patrons. Win or hold percentage represents the percentage of table games drop or slot handle that is won by the casino and recorded as casino revenue. Hotel revenue measurements include hotel occupancy rate, which is the average percentage of available hotel rooms occupied during a period, and average daily room rate, which is the average price of occupied rooms per day. Food and beverage revenue measurements include number of covers, which is the number of guest checks, and the average check amount.

Patron Gaming Volume

The information contained in the following table relates to Clark County, Nevada, where our properties operate and was obtained from the Las Vegas Convention and Visitors Authority and the Nevada Gaming Control Board.

	Years Ending December 31,
	2005	2004	2003

Total gaming revenue	$9,716,860,000	$8,711,244,000	$7,830,676,000
Number of slot machines	130,945	131,197	135,127
Number of table games	4,450	4,347	4,358
Number of visitors	38,566,717	37,388,781	35,540,126

Results of Operations

	For the Years Ended December 31,			2005 to 2004	2004 to 2003	Six Months Ended June 30,
	2005	2004	2003	% Change	% Change	2006	2005	% Change
	(In millions)

Income Statement Data:
Revenues:
Casino	$182.9	$168.0	$147.9	8.9%	13.6%	$99.6	$91.5	8.9%
Hotel	61.9	54.7	47.3	13.2%	15.6%	36.1	31.5	14.6%
Food and Beverage	70.1	67.0	59.6	4.6%	12.4%	38.4	35.0	9.7%
Tower, retail and other	35.4	33.8	30.3	4.7%	11.6%	17.6	17.4	1.1%

Gross revenues	350.3	323.5	285.1	8.3%	13.5%	191.7	175.4	9.3%
Less promotional allowances	22.3	23.4	22.3	(4.7)%	4.9%	12.6	11.1	13.5%

Net revenues	328.0	300.1	262.8	9.3%	14.2%	179.1	164.3	9.0%

Costs and expenses:
Casino	63.2	62.0	61.3	1.9%	1.1%	35.5	31.3	13.4%
Hotel	27.0	24.3	22.1	11.1%	10.0%	14.8	12.9	14.7%
Food and beverage	51.8	48.5	45.0	6.8%	7.8%	28.1	25.3	11.1%
Other operating expenses	15.4	14.0	14.0	10.0%	0.0%	8.0	7.7	3.9%
Selling, general and administrative	81.3	78.8	76.4	3.2%	3.1%	45.6	38.6	18.1%
Pre-opening costs	—	—	—	—	—	1.4	—	—
Depreciation and amortization	23.3	23.5	20.2	(0.9)%	16.3%	12.9	11.2	15.2%

Total costs and expenses	262.0	251.1	239.0	4.3%	5.1%	146.3	127.0	15.2%

Income from operations	$66.0	$49.0	$23.8	34.7%	105.9%	$32.8	$37.3	(12.1)%

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Net revenues and operating loss for the Aquarius in the six months ended June 30, 2006, were $11.3 million and $1.0 million, respectively. These amounts are included in the income statement data for the six months ended June 30, 2006 in the table above. However, the discussion of results of operations that follows analyzes the results of our gaming properties excluding the results of the Aquarius.

Gross Revenues

Gross revenues increased 2.1% to $179.1 million for the six months ended June 30, 2006 from $175.4 million for the six months ended June 30, 2005. This increase was primarily due to an increase in business volume as discussed below.

Casino Revenues

Casino revenues increased 0.5% to $92.0 million, or 51.4% of gross revenues, for the six months ended June 30, 2006 from $91.5 million, or 52.2% of gross revenues, for the six months ended June 30, 2005. This increase was primarily due to an increase in table drop and slot hold percentage, which was offset by a decrease in slot coin-in and anticipated disruptions at Arizona Charlie’s Boulder resulting from our renovations to expand the casino floor. The renovations were completed in June 2006. For the six months ended June 30, 2006, slot machine revenues were $74.1 million, or 80.5% of casino revenues, and table game revenues were $13.4 million, or 14.6% of casino revenues, compared to $74.1 million and $12.6 million, respectively, for the six months ended June 30, 2005. Other casino revenues were $4.5 million and $4.8 million for the six months ended June 30, 2006 and 2005, respectively.

Non-Casino Revenues

Hotel revenues increased 7.6% to $33.9 million, or 18.9% of gross revenues, for the six months ended June 30, 2006 from $31.5 million, or 18.0% of gross revenues, for the six months ended June 30, 2005. This increase was primarily due to a 6.3% increase in hotel occupancy rate.

Food and beverage revenues increased 3.1% to $36.1 million, or 20.2% of gross revenues, for the six months ended June 30, 2006, from $35.0 million, or 20.0% of gross revenues, for the six months ended June 30, 2005. This increase was due to an increase in both number of covers and revenue per cover.

Tower, retail and other revenues decreased 2.3% to $17.0 million, or 9.5% of gross revenues, for the six months ended June 30, 2006, compared to $17.4 million, or 9.9% of gross revenues, for the six months ended June 30, 2005. This decrease was primarily due to a reduction in tower revenues.

Promotional Allowances

Promotional allowances are comprised of the retail value of goods and services provided to casino patrons under various marketing programs. As a percentage of casino revenues, promotional allowances increased to 12.2% for the six months ended June 30, 2006 from 12.1% for the six months ended June 30, 2005. This increase was primarily due to increased marketing promotions primarily at Arizona Charlie’s Decatur and Arizona Charlie’s Boulder.

Operating Expenses

Casino operating expenses increased 3.8% to $32.5 million, or 35.3% of casino revenues, for the six months ended June 30, 2006, from $31.3 million, or 34.2% of casino revenues, for the six months ended June 30, 2005. This increase was primarily due to increases in participation costs and labor costs.

Hotel operating expenses increased 7.8% to $13.9 million, or 41.0% of hotel revenues, for the six months ended June 30, 2006, from $12.9 million, or 41.0% of hotel revenues, for the six months ended June 30, 2005. This increase was primarily due to an increase in labor costs as a result of the increase in occupancy rate, and outsourcing laundry at Arizona Charlie’s Decatur and Boulder.

Food and beverage operating expenses increased 4.0% to $26.3 million, or 72.9% of food and beverage revenues, for the six months ended June 30, 2006, from $25.3 million, or 72.3% of food and beverage revenues, for the six months ended June 30, 2005. This increase was primarily due to an increase in labor and food costs as a result of increased volume.

Other operating expenses decreased 2.6% to $7.5 million, or 44.1% of tower, retail and other revenues, for the six months ended June 30, 2006, from $7.7 million, or 44.3% of tower, retail and other revenues, for the six months ended June 30, 2005. This decrease is primarily due to a reduction in entertainment marketing expenses.

Selling, general and administrative expenses were primarily comprised of payroll, marketing, advertising, utilities and other administrative expenses. These expenses increased 8.3% to $41.8 million, or 23.4% of gross revenues, for the six months ended June 30, 2006, from $38.6 million, or 22.0% of gross revenues, for the six months ended June 30, 2005. This increase was primarily due to an increase in payroll and marketing expenses.

Interest Expense

Interest expense for the six months ended June 30, 2006 and 2005 was primarily attributable to interest expense associated with the $215.0 million principal amount of the ACEP notes, which were issued on January 29, 2004. The increase of $0.7 million was primarily due to the borrowings on ACEP’s senior secured revolving credit facility to fund the acquisition of the Aquarius.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Gross revenues increased 8.3% to $350.3 million for the year ended December 31, 2005 from $323.5 million for the year ended December 31, 2004. This increase was largely due to an increase in casino revenues, as well as increases in hotel, food and beverage, tower, retail and other revenues. The increases were primarily attributable to an increase in business volume, as discussed below.

Casino Revenues

Casino revenues consist of slot machines, table games, poker, race and sports book, bingo and keno. Casino revenues increased 8.9% to $182.9 million, or 52.2% of gross revenues, for the year ended December 31, 2005 from $168.0 million, or 51.9% of gross revenues, for the year ended December 31, 2004. Slot machine revenues were $149.2 million, or 81.6% of casino revenues, and table game revenues were $25.2 million, or 13.8% of casino revenues, for the year ended December 31, 2005 compared to $137.1 million, or 81.6% of casino revenues, and $25.1 million, or 14.9% of casino revenues, respectively, for the year ended December 31, 2004. The increase in casino revenues was primarily due to an increase in our slot hold percentage of 7.0%. Other casino revenues increased $2.7 million, or 46.6%, from $5.8 million for the year ended December 31, 2004 to $8.5 million for the year ended December 31, 2005.

Non-Casino Revenues

Hotel revenues increased 13.2% to $61.9 million, or 17.7% of gross revenues, for the year ended December 31, 2005 from $54.7 million, or 16.9% of gross revenues, for the year ended December 31, 2004. This increase was primarily due to a 12.8% increase in the average daily room rate at the Stratosphere and a 1.9% increase in overall hotel occupancy. The increase in the average daily room rate was primarily attributable to an increase in direct bookings and a decrease in rooms sold through wholesalers.

Food and beverage revenues increased 4.6% to $70.1 million, or 20.0% of gross revenues, for the year ended December 31, 2005, from $67.0 million, or 20.7% of gross revenues, for the year ended December 31, 2004. This increase was primarily due to an increase in food and beverage covers of 3.7%.

Tower, retail and other revenues increased 4.7% to $35.4 million for the year ended December 31, 2005 from $33.8 million for the year ended December 31, 2004. This increase was primarily due to an increase in Stratosphere’s tower revenues as a result of more visitors and an increase in the average ticket price due to the opening of the Insanity ride in March 2005.

Promotional Allowances

Promotional allowances are comprised of the retail value of goods and services provided to casino patrons under various marketing programs. As a percentage of casino revenues, promotional allowances decreased to 12.2% for the year ended December 31, 2005, from 13.9% for the year ended December 31, 2004. This decrease was primarily due to less aggressive promotional activities related to our slot operations.

Operating Expenses

Casino operating expenses increased 1.9% to $63.2 million, or 34.6% of casino revenues, for the year ended December 31, 2005 from $62.0 million, or 36.9% of casino revenues, for the year ended December 31, 2004. The increase was primarily due to costs related to increased utilization of participation games.

Hotel operating expenses increased 11.1% to $27.0 million, or 43.6% of hotel revenues, for the year ended December 31, 2005 from $24.3 million, or 44.4% of hotel revenues, for the year ended December 31, 2004. This increase was primarily due to an increase in labor costs and supplies associated with the increase in hotel occupancy. The decrease in operating expense as a percentage of hotel revenues was attributable to an increase in the average daily room rate.

Food and beverage operating expenses increased 6.8% to $51.8 million, or 73.9% of food and beverage revenues, for the year ended December 31, 2005 from $48.5 million, or 72.4% of food and beverage revenues, for the year ended December 31, 2004. This increase was primarily due to an increase in labor costs and costs associated with an increase in the number of covers.

Other operating expenses increased 10.0% to $15.4 million, or 43.5% of tower, retail and other revenues for the year ended December 31, 2005 from $14.0 million, or 41.4% of tower, retail and other revenues for the years ended December 31, 2004. This increase was primarily due to an increase in labor costs associated to the opening of the Insanity ride and the opening of a new gift shop.

Selling, general and administrative expenses were primarily comprised of payroll, marketing, advertising, repair and maintenance, utilities and other administrative expenses. These expenses increased 3.2% to $81.3 million, or 23.2% of gross revenues, for the year ended December 31, 2005 from $78.8 million, or 24.3% of gross revenues, for the year ended December 31, 2004. This increase was primarily due to an increase in payroll expenses, credit card fees and information technology maintenance contracts.

Interest Expense

Interest expense in 2005 and 2004 was primarily attributable to interest expense associated with the ACEP notes, which were issued on January 29, 2004.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Gross revenues increased 13.5%, to $323.5 million, for the year ended December 31, 2004 from $285.1 million for the year ended December 31, 2003. This increase was largely due to an increase in casino revenues, as well as increases in hotel, food and beverage, tower, retail and other revenues, primarily attributable to an increase in business volume, as discussed below.

Casino Revenues

Casino revenues consist of slot machines, table games, poker, race and sports book, bingo and keno. Casino revenues increased 13.6%, to $168.0 million, or 51.9% of gross revenues, for the year ended December 31, 2004 from $147.9 million, or 51.9% of gross revenues, for the year ended December 31, 2003, of which slot machine revenues were $137.1 million, or 81.6% of casino revenues, and table game revenues were $25.1 million, or 14.9% of casino revenues, for the year ended December 31, 2004 compared to $119.6 million and $23.7 million, respectively, for the year ended December 31, 2003. This increase was primarily due to an increase in business volume resulting, in part, from the conversion of slot machines to ticket-in/ticket out technology, changes in the slot product mix and our Action Cash promotion at our Arizona Charlie’s properties. The ACEP notes allow ACEP, and its restricted subsidiaries to incur indebtedness, among other things, of up to $50.0 million under credit facilities, non-recourse financing of up to $15.0 million to finance the construction, purchase or lease of personal or real property used in their business and additional indebtedness of up to $10.0 million. Our Action Cash promotion allows members to accumulate points while playing at our Arizona Charlie’s properties, which can be redeemed for cash and complimentaries.

Non-Casino Revenues

Hotel revenues increased 15.6% to $54.7 million, or 16.9% of gross revenues, for the year ended December 31, 2004 from $47.3 million, or 16.6% of gross revenues, for the year ended December 31, 2003. This increase was primarily due to a 3.8% increase in Stratosphere’s average hotel occupancy and a 9.2% increase in the average daily room rate at the Stratosphere. The increase in hotel occupancy and the average daily room rate were primarily attributable to increased tourism in the Las Vegas market.

Food and beverage revenues increased 12.4% to $67.0 million, or 20.7% of gross revenues, for the year ended December 31, 2004, from $59.6 million, or 20.9% of gross revenues, for the year ended December 31, 2003. This increase was primarily due to an increase in food and beverage customers of 5.7% and an increase in the average revenue per guest check of 6.4%.

Tower, retail and other revenues increased 11.6% to $33.8 million for the year ended December 31, 2004 from $30.3 million for the year ended December 31, 2003. This increase was primarily due to an increase in

Stratosphere’s tower revenues of $2.7 million, which was attributable to an increase in the number of admissions, an increase in the average ticket price and the operation of the X Scream ride, which began operations in 2003, for the full twelve months of 2004.

Promotional Allowances

Promotional allowances are comprised of the retail value of goods and services provided to casino patrons under various marketing programs. As a percentage of casino revenues, promotional allowances decreased to 13.9% for the year ended December 31, 2004 from 15.1% for the year ended December 31, 2003. This increase was primarily due to an increase in complimentaries earned by our customers which was attributable to our Action Cash promotion at our Arizona Charlie’s properties, partially offset by less aggressive promotional policies at the Stratosphere.

Operating Expenses

Casino operating expenses increased 1.1% to $62.0 million, or 36.9% of casino revenues, for the year ended December 31, 2004 from $61.3 million, or 41.4% of casino revenues, for the year ended December 31, 2003. The increase was due to increases in participation costs and revenue taxes partially offset by reduced labor costs as a result of deploying ticket-in/ticket-out technology.

Hotel operating expenses increased 10.0% to $24.3 million, or 44.4% of hotel revenues, for the year ended December 31, 2004 from $22.1 million, or 46.7% of hotel revenues, for the year ended December 31, 2003. This increase was primarily due to an increase in labor costs and costs associated with the increase in hotel occupancy.

Food and beverage operating expenses increased 7.8% to $48.5 million, or 72.4% of food and beverage revenues, for the year ended December 31, 2004 from $45.0 million, or 75.5% of food and beverage revenues, for the year ended December 31, 2003. This increase was primarily due to an increase in labor costs and costs associated with an increase in business volume.

Selling, general and administrative expenses were primarily comprised of payroll, marketing, advertising, repair and maintenance, utilities and other administrative expenses. These expenses increased 5.1% to $78.8 million, or 24.3% of gross revenues, for the year ended December 31, 2004 from $75.0 million, or 26.3% of gross revenues, for the year ended December 31, 2003. This increase was primarily due to an increase in payroll expenses, legal fees, costs associated with Sarbanes-Oxley, and insurance costs.

Interest Expense

The increase in interest expense was primarily attributable to interest expense associated with the ACEP notes, which were issued on January 29, 2004.

Liquidity and Capital Resources

We are a holding company and our sole assets are our wholly-owned subsidiaries, ACEP and AEPF. Our primary source of cash is from the operation of our properties. At June 30, 2006, on a consolidated basis, we had cash and cash equivalents of $113.8 million. For the six months ended June 30, 2006, net cash provided by operating activities totaled approximately $36.9 million compared to approximately $34.8 million for the six months ended June 30, 2005. The change in cash provided by operating activities was attributable to the change in net income explained above. For the year ended December 31, 2005, net cash provided by operations was $63.2 million compared to net cash provided by operations of $54.9 million for the year ended December 31, 2005. The change was primarily attributable to the increase in net income for year ended December 31, 2005 described above.

In addition to cash from operations, cash has been available to ACEP, if necessary, under the senior secured revolving credit facility entered into by ACEP, as borrower, and certain subsidiaries, as guarantors. In May 2006, ACEP entered into an amendment to the senior secured revolving credit facility, increasing the amount of borrowings allowed by it to $60.0 million, subject to compliance with financial and other covenants

(discussed below), until May 12, 2010. ACEP borrowed the maximum amount available under the senior secured revolving credit facility in order to fund the acquisition of the Aquarius. At June 30, 2006, ACEP had outstanding borrowings under the senior secured revolving credit facility of $60.0 million and could not borrow any additional amounts. The ACEP notes and the senior secured revolving credit facility limit amounts that may be distributed to us or to ACEP and we do not have the use of cash and cash equivalents at ACEP, approximately $78.3 million at June 30, 2006, except to the extent permitted by the ACEP notes and the senior secured revolving credit facility.

During the six months ended June 30, 2006, our primary use of cash was for the acquisition of the Aquarius, operating expenses, capital spending and to pay interest on the ACEP notes and borrowings under the senior secured revolving credit facility. Our capital spending was approximately $16.6 million and $11.6 million for the six months ended June 30, 2006 and 2005, respectively, and $28.2 million and $14.0 million for 2005 and 2004. We have estimated our 2006 capital spending for our Las Vegas facilities, including amounts expended through June 30, 2006, at approximately $25.8 million. These capital expenditures include approximately $7.5 million to construct a night club, construct a new bar in the casino and expand our high limit casino area at the Stratosphere, and approximately $8.1 million to expand the gaming floor, including purchasing slot machines, at Arizona Charlie’s Boulder. The expansion of Arizona Charlie’s Boulder was completed on June 30, 2006. The remainder of our capital spending estimate for 2006 will be for upgrades or maintenance to our existing Las Vegas assets.

We funded the Aquarius acquisition with existing cash at ACEP and borrowings under the senior secured revolving credit facility. The purchase price was $114.0 million including direct acquisition costs and working capital amounts. We currently estimate the cost of the improvements at the Aquarius to be approximately $40.0 million through 2008, and have expended approximately $4.3 million for such improvements through June 30, 2006. We intend to fund the planned improvements with existing cash at ACEP and cash flow from its operations.

We believe operating cash flows will be adequate to meet our anticipated requirements for working capital, capital spending and scheduled interest payments on the ACEP notes, the notes offered by AEP and borrowings under the senior secured revolving credit facility, lease payments and other indebtedness at least through the next twelve months. However, additional financing, if needed, may not be available to us or to ACEP, or if available, the financing may not be on terms favorable to us or to ACEP. Our estimates of our reasonably anticipated liquidity needs may not be accurate and new business opportunities or other unforeseen events could occur, resulting in the need to raise additional funds from outside sources.

The ACEP notes restrict the payment of cash dividends or distributions, the purchase of equity interests, and the purchase, redemption, defeasance or acquisition of debt subordinated to the investments as “restricted payments.” The ACEP notes also prohibit the incurrence of debt and the issuance of disqualified or preferred stock, as defined, by ACEP and its restricted subsidiaries, with certain exceptions, provided that ACEP may incur debt or issue disqualified or preferred stock if, immediately after such incurrence or issuance, the ratio of consolidated cash flow to fixed charges (each as defined in the indenture governing the ACEP notes) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional indebtedness is incurred or disqualified or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis giving effect to the debt incurrence or issuance. As of June 30, 2006, such ratio was 4.8 to 1.0. The ACEP notes also restrict the creation of liens, the sale of assets, mergers, consolidations or sales of substantially all of its assets, the lease or grant of a license, concession, other agreements to occupy, manage or use its assets, the issuance of capital stock of its restricted subsidiaries and certain related party transactions. The ACEP notes allow it, and its restricted subsidiaries, to incur indebtedness, among other things, of up to $50.0 million under credit facilities, non-recourse financing of up to $15.0 million to finance the construction, purchase or lease of personal or real property used in its business, permitted affiliate subordinated indebtedness (as defined), additional ACEP notes in an aggregate principal amount not to exceed 2.0 times net cash proceeds received from equity offerings and permitted affiliate subordinated debt and additional indebtedness of up to $10.0 million.

Additionally as described above, ACEP has a senior secured revolving credit facility that allows for borrowings of up to $60.0 million, including the issuance of letters of credit of up to $10.0 million. Loans made under the senior secured revolving credit facility will mature and the commitments under them will terminate in May 2010. The senior secured revolving credit facility contains restrictive covenants similar to those contained in the ACEP notes. In addition, the senior secured revolving credit facility requires that, as of the last date of each fiscal quarter, our ratio of consolidated first lien debt to consolidated cash flow not be more than 1.0 to 1.0. At June 30, 2006, this ratio was 0.72 to 1.0. At June 30, 2006, there were $60.0 million of borrowings outstanding under the senior secured revolving credit facility.

Similar to the ACEP notes, the notes offered by AEP restrict the payment of cash dividends or distributions, the purchase of equity interests, and the purchase, redemption, defeasance or acquisition of debt subordinated to the investments as “restricted payments.” The notes also prohibit the incurrence of debt and the issuance of disqualified or preferred stock, as defined, by AEP and its restricted subsidiaries, with certain exceptions, provided that AEP may incur debt or issue disqualified or preferred stock if, immediately after such incurrence or issuance, the ratio of consolidated cash flow to fixed charges (each as defined in the indenture governing the AEP notes) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional indebtedness is incurred or disqualified or preferred stock is issued would have been at least 1.75 to 1.0, determined on a pro forma basis giving effect to the debt incurrence or issuance. These notes also restrict the creation of liens, the sale of assets, mergers, consolidations or sales of substantially all of its assets, and certain related party transactions. The notes offered by AEP allow AEP, and its restricted subsidiaries, to incur indebtedness, among other things, of up to $60.0 million under credit facilities, non-recourse financing not to exceed the greater of $15.0 million or 2.75% of total assets, as defined, to finance the construction, purchase or lease of personal or real property used in its business, permitted affiliate subordinated indebtedness (as defined), additional notes in an aggregate principal amount not to exceed 2.0 times net cash proceeds received by it from equity offerings and permitted affiliate subordinated debt and additional indebtedness of up to $10.0 million.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

Contractual Obligations

The following table sets forth contractual obligations at December 31, 2005.

		Payments Due by Period
		Less Than	1-3	4-5	After
Contractual Obligations	Total	1 Year	Years	Years	5 Years
		(In thousands)

Long-term debt	$215,000	$—	$—	$—	$215,000
Interest on long-term debt	109,773	16,877	33,755	33,755	25,386
Commitment fee on credit line	208	100	108	—	—
Capital leases, including interest	11,934	677	1,354	1,082	8,821
Other contractual obligations	2,585	2,585	—	—	—
Employment agreements	937	763	174	—	—

Total	$340,437	$21,002	$35,391	$34,837	$249,207

As discussed above, our long-term debt increased to $277.6 million, as of June 30, 2006, as compared to $215.0 million as of December 31, 2005, as a result of borrowings under the senior secured revolving credit facility.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. As such, we are required to make estimates and assumptions about the effects of matters that are inherently uncertain. Those estimates and assumptions are derived and continually evaluated based on historical experiences, current facts and circumstances, and changes in the business environment. However, actual results may sometimes differ materially from estimates under different conditions. We have summarized our significant accounting policies in note 1 to our consolidated financial statements. Of the accounting policies, we believe the following may involve a higher degree of judgment and complexity.

Revenue Recognition.   Casino revenue is recorded as the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Gross revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. Such amounts are then deducted as promotional allowances. Promotional allowances also include incentives for goods and services earned in our slot club and other gaming programs.

We also reward customers, through the use of loyalty programs, with points based on amounts wagered, that can be redeemed for a specified period of time for cash or non-cash awards. We deduct the cash incentive amounts from casino revenue.

Slot Club Liability.   We offer a program whereby participants can accumulate points for casino wagering that can currently be redeemed for cash, lodging, food and beverages, and merchandise. A liability is recorded for the estimate of unredeemed points based upon redemption history at our casinos. Changes in the program, increases in membership and changes in the redemption patterns of the participants can impact this liability. Points expire after twelve months. Slot club liability is included in accrued expenses on the consolidated balance sheet.

Self-Insurance.   We retain the obligation for certain losses related to customer’s claims of personal injuries incurred while on our property as well as workers compensation claims and major medical claims for non-union employees. We accrue for outstanding reported claims, claims that have been incurred but not reported and projected claims based upon management’s estimates of the aggregate liability for uninsured claims using historical experience, and adjusting company’s estimates and the estimated trends in claim values. Although management believes it has the ability to adequately project and record estimated claim payments, it is possible that actual results could differ significantly from the recorded liabilities.

Income Taxes.   For federal income tax purposes, ACEP’s taxable income or loss is included in our consolidated income tax return. We entered into a tax allocation agreement with ACEP, which provides for payments of tax liabilities by ACEP to us, calculated as if ACEP filed a consolidated income tax return separate from ours. Additionally, the agreement provides for payments from us to ACEP for any previously paid tax liabilities that are reduced as a result of subsequent determinations by any governmental authority, or as a result of any tax losses or credits that are allowed to be carried back to prior years.

We account for income tax assets and liabilities in accordance with Statement of Financial Accounting Standards, or SFAS, “Accounting for Income Taxes,” No. 109. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. We maintain valuation allowances where it is determined more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in our tax provision in the period of change. In determining whether a valuation allowance is warranted, we take into account such factors as prior earnings history, expected future earnings, carryback and carryforward periods, and tax planning strategies. As of December 31, 2005 and based on the factors above, we expect to realize full tax benefit from our deferred tax assets and have determined that no valuation allowance is warranted.

Commitments and Contingencies.   On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, the Company uses its best judgment to determine if it is probable that it will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that we previously made.

Recently Issued Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board, or FASB, issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaces Accounting Principles Board No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. SFAS No. 154 also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. We believe that the adoption of SFAS No. 154 will not have a material impact on our consolidated financial statements.

In April 2006, the FASB issued FSP FIN 46R-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46I.” This FSP provides guidance in applying FIN 46R, “Consolidation of Variable Interest Entities.” The variability that is considered can affect the determination of whether an entity is a VIE; which party, if any, is the primary beneficiary of the VIE; and calculations of expected losses and expected residual returns. A company is required to apply the guidance in the FSP prospectively to all entities (including newly created entities) with which that company first becomes involved and to all entities previously required to be analyzed under FIN 46R when a “reconsideration event” has occurred beginning the first day of the first reporting period beginning after June 15, 2006. We adopted FSP FIN 46R-6 on July 1, 2006 and the adoption had no effect on its financial statements.

In June 2006, the FASB issued Interpretation No. 48, or FIN No. 48, “Accounting for Uncertainty in Income Taxes: an interpretation of FASB Statement No. 109.” This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a recognition threshold and measurement principles for financial statement disclosure of tax positions taken or expected to be taken on a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006. We believe that the adoption of FIN No. 48 will not have a material impact on our consolidated financial statements

AMERICAN ENTERTAINMENT PROPERTIES CORP.
BUSINESS

Our Company

We are a holding company and our principal assets are our wholly-owned subsidiaries, ACEP and AEPF. ACEP, through its subsidiaries, owns and operates three gaming and entertainment properties in the Las Vegas metropolitan area and one in Laughlin, Nevada. The three properties in the Las Vegas metropolitan area are the Stratosphere, which is located on the Las Vegas Strip and caters to visitors to Las Vegas, and two off-Strip casinos, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder. The Stratosphere is one of the most recognized landmarks in Las Vegas and our two Arizona Charlie’s branded properties are well-recognized casinos in their respective marketplaces. In May 2006, we acquired substantially all of the assets and certain liabilities of Flamingo Laughlin, Inc. (a wholly-owned subsidiary of Harrah’s Entertainment, Inc.), including the Flamingo Laughlin Hotel and Casino in Laughlin, Nevada. In November 2006, we will rename and rebrand this property as the Aquarius Casino Resort.

Each of our properties offers customers a value-oriented experience by providing competitive odds in our casinos, high-quality rooms in our hotels and award-winning dining facilities. At the Stratosphere, we offer entertainment attractions found nowhere else in Las Vegas. We offer programs, the Ultimate Rewards Club at each of our Las Vegas properties and the Action Cash program at our Arizona Charlie’s properties, that permit members to accumulate points which can be redeemed for cash and complimentaries at the participating casinos. We plan to extend these programs to the Aquarius. We believe the value we offer our patrons at our properties, together with our strong focus on customer service, will enable us to continue to attract customer traffic to our properties.

AEP is an indirect subsidiary of, and its ultimate parent is, American Real Estate Partners, L.P., or AREP, a Delaware master limited partnership the units of which are traded on the New York Stock Exchange. As of June 30, 2006, affiliates of Carl C. Icahn owned 9,346,044 Preferred Units and 55,655,382 depositary units, which represent approximately 86.5% of the outstanding preferred units and approximately 90.0% of the outstanding depositary units of AREP. Mr. Icahn is the Chairman of the Board of Directors of American Property Investors, Inc., or API, AREP’s general partner. AREP is a holding company. Its operations are conducted through its subsidiaries and substantially all of its assets consist of a 99% limited partnership interest in its subsidiary, American Real Estate Holdings Limited Partnership, or AREH. AREH is a holding company for AREP’s operating subsidiaries and investments. The general partner of AREH is API.

Our Gaming and Entertainment Properties

Stratosphere Casino Hotel & Tower

The Stratosphere Casino Hotel & Tower, or the Stratosphere, is located on approximately 34 acres of land at the northern end of the Las Vegas Strip, of which approximately 17 acres is a tourist-oriented gaming and entertainment destination property and the remainder is undeveloped land. The Stratosphere operates the Stratosphere Tower, a hotel, a casino and a retail center. The parking facility has the capacity for approximately 4,000 cars.

The Stratosphere is centered around the Stratosphere Tower, the tallest free-standing observation tower in the United States. Standing 1,149 feet above the Las Vegas Strip, the Stratosphere Tower is the tallest building west of the Mississippi River, visible from all directions, including from McCarran International Airport.

Casino

The Stratosphere’s casino contains approximately 80,000 square feet of gaming space, with approximately 1,350 slot machines, 49 table games, an eight table poker room and a race and sports book. As of June 30, 2006, the Stratosphere had converted 100% of its video poker and slot machines to ticket-in/ticket-out technology.

For the years ended December 31, 2005, 2004 and 2003, approximately 70.7%, 70.6% and 70.1%, respectively, of the Stratosphere’s gaming revenue was generated by slot machine play and 25.9%, 27.4% and

28.0%, respectively, by table games. The Stratosphere derives its other gaming revenue from the poker room and race and sports book, which primarily are intended to attract customers for slot machines and table games.

Hotel, Food and Beverage

The hotel at the Stratosphere has 2,444 rooms, including 131 suites. The hotel amenities include a 67,000 square-foot resort pool and recreation area located on the eighth floor, which includes a café, cocktail bar, private cabanas and a fitness center, Beach Club 25, located on the 25th floor, provides a secluded adult pool. We refurbished approximately 1,400 of our rooms in 2004 and 2005.

The Stratosphere offers seven themed restaurants and four lounges, two of which feature live entertainment. Our premier restaurant is Top of the World Restaurant and Lounge, a 336-seat revolving restaurant located on level 106 in the Tower pod, a 12-story building that begins at the 832-foot level of the Tower. Top of the World has been awarded “Best All-Around Restaurant” and “Best Romantic Restaurant” by American Online’s City’s Best 2005. In addition to numerous other awards, it was granted the “Award of Excellence” in 2004 from Wine Spectator Magazine.

The Tower

The Stratosphere Tower is the tallest free-standing observation tower in the United States and, at 1,149 feet, is the tallest building west of the Mississippi River. From the highest indoor/outdoor observation decks and the award winning, revolving restaurant, The Top of the World, Tower visitors have dramatic views of the Las Vegas Strip, downtown Las Vegas and the surrounding Las Vegas Valley.

The Tower pod features the three highest amusement rides in the world on top of the Tower:

•	Big Shot, which catapults up to 16 riders, in harnessed seats, from the 921-foot level of the Tower pod, 160 feet straight up the mast of the Tower and provides a controlled free-fall back to the landing platform;

•	X Scream, which is shaped like a giant teeter-totter and launches up to eight riders approximately 30 feet over the edge of the Tower and then dangles them weightlessly above the Las Vegas Strip; and

•	Insanity, which holds ten passengers in “escape proof” seats in an arm that extends out 64 feet over the edge of the Tower and spins passengers at up to three “G’s.” As the ride spins faster and faster, the riders are propelled up to an angle of 70 degrees, overlooking the City of Las Vegas more than 900 feet below.

The Tower pod also includes:

•	event space and wedding chapels, at levels 103 and 104;

•	Romance at the Top of the World, a 156-seat lounge, at level 107; and

•	indoor/outdoor observation decks, at levels 108 and 109, containing a gift shop, Starbucks®, snack bar, free-standing vending machines featuring snacks and souvenirs designed to capitalize on the unique nature of the Tower.

Retail and Entertainment

The retail center, located on the second floor of the base building, occupies approximately 110,000 square feet of developed retail space. The retail center contains 43 shops, six of which are food venues, and 13 merchant kiosks. The retail center also includes a full-service salon and spa. Adjacent to the retail center is the 640-seat showroom that currently offers afternoon, evening and late-night shows, which are designed to appeal to value-oriented visitors who come to Las Vegas. The Stratosphere’s entertainment includes American Superstars, a celebrity tribute, Viva Las Vegas, Las Vegas’ longest-running daytime show, now in its thirteenth year, featuring singing, dancing, comedy and specialty acts, and Bite, a vampire-themed adult review.

Business and Marketing Strategy

The Stratosphere utilizes the Tower to attract visitors. Gaming products, hotel rooms, entertainment and food and beverage products are priced to appeal to the value-conscious, middle-market Las Vegas visitor. The Top of the World restaurant, however, targets higher-end customers. Stratosphere offers competitive payout ratios for its slot machines and video poker machines and competitive odds for its table games and sports book products. Stratosphere offers attractive and often unique table games, including Single Zero Roulette and Ten Times Odds on Craps, which provide patrons with odds that are better than the standard odds at other Las Vegas Strip casinos. Our Ultimate Rewards Club provides members with cash and/or complimentaries at the casino, which can be used at all three of our Las Vegas properties.

The Stratosphere employs direct mail and electronic mail programs that target guests in its database with a variety of product offerings, including incentives to visit Stratosphere’s facilities on a frequent basis. The Stratosphere also uses print, radio and outdoor advertising to attract new customers. The Stratosphere has a website where customers can learn about the property and make on-line hotel reservations (www.stratospherehotel.com).

Arizona Charlie’s Decatur

Arizona Charlie’s Decatur opened in April 1988 as a full-service casino and hotel geared toward residents of Las Vegas and the surrounding communities. Arizona Charlie’s Decatur is located on approximately 17 acres of land, four miles west of the Las Vegas Strip in the heavily populated west Las Vegas area. The property is easily accessible from Route 95, a major highway in Las Vegas. Arizona Charlie’s Decatur offers on-site valet and self-parking lots with combined capacity for approximately 1,400 cars.

Casino

Arizona Charlie’s Decatur contains approximately 52,000 square feet of gaming space with approximately 1,480 slot machines, 15 table games, a race and sports book, a 24-hour bingo parlor, a keno lounge and a poker lounge.

As of December 31, 2005, approximately 65.5% of the slot machines at Arizona Charlie’s Decatur were video poker games. Arizona Charlie’s Decatur emphasizes video poker because it is popular with local players and, as a result, generates high volumes of play and casino revenue. Arizona Charlie’s Decatur has converted 100% of its video poker and slot machines to ticket-in/ticket-out technology. Most table games at Arizona Charlie’s Decatur are devoted to double-deck, hand-dealt blackjack play.

For the years ended December 31, 2005, 2004 and 2003, approximately 89.3%, 90.0% and 90.8%, respectively, of the property’s gaming revenue was generated by slot machine play and 4.9%, 5.1% and 5.0%, respectively, by table games. Arizona Charlie’s Decatur derives its other gaming revenue from bingo, keno, poker and the race and sports book, which primarily are intended to attract customers for slot machines and table games.

Hotel, Food and Beverage

The hotel at Arizona Charlie’s Decatur currently has 258 rooms, including nine suites. Hotel customers include local residents and their out-of-town guests, as well as those business and leisure travelers who, because of location or cost considerations, choose not to stay on the Las Vegas Strip or at other hotels in Las Vegas. Arizona Charlie’s Decatur has four restaurants, one of which is a franchise, quick-service restaurant. Arizona Charlie’s Decatur also has three bars, one of which includes a lounge.

Retail and Entertainment

Arizona Charlie’s Decatur provides complimentary entertainment as a component of its overall customer appeal. The Naughty Ladies Saloon features a variety of entertainment, including live bands, musician showcase nights and jam sessions. Arizona Charlie’s Decatur has focused on the appeal of its entertainment programming in order to retain its customers and increase the play at its casino.

A small gift shop located adjacent to the casino provides a limited range of inexpensive gift items, candy, newspapers, magazines and cigarettes. We believe that ease of access to the casino is an important element in the appeal of Arizona Charlie’s Decatur to local customers.

Business and Marketing Strategy

Arizona Charlie’s Decatur markets its hotel and casino primarily to local residents of Las Vegas and the surrounding communities. We believe that the property’s pricing and gaming odds make it one of the best values in the gaming industry and that its gaming products, hotel rooms, restaurants and other amenities attract local customers in search of reasonable prices, smaller casinos and more attentive service. Arizona Charlie’s Decatur also tailors its selection of slot machines, including many diverse video poker machines, and table games, including double-deck, hand-dealt blackjack, to local casino patrons.

We use billboards, radio and television advertising, promotional messages posted on our marquee, direct mailings to previous customers and e-mail promotions to promote the property and target our customers.

Arizona Charlie’s Decatur also participates in the Ultimate Rewards Club and the Action Cash program. Both programs permit members to accumulate points, which can be redeemed for cash at the casino and complimentaries at all three of our Las Vegas properties.

Arizona Charlie’s Boulder

Arizona Charlie’s Boulder opened in May 2000 as a full-service casino, hotel and RV park geared toward residents of Las Vegas and the surrounding communities. Arizona Charlie’s Boulder is situated on approximately 24 acres of land located on Boulder Highway, in an established retail and residential neighborhood in the eastern metropolitan area of Las Vegas. The property is accessible from I-515, the most heavily traveled east/west highway in Las Vegas.

Casino

Arizona Charlie’s Boulder contains approximately 47,000 square feet of gaming space, 6,000 of which was added in June 2006, and includes approximately 1,000 slot machines, 14 table games, a race and sports book and a 24-hour bingo parlor. The additional gaming space features approximately 230 new slot machines, two new table games and a new Ultimate Rewards center. Arizona Charlie’s Boulder offers on-site valet and self-parking lots with combined capacity for approximately 1,200 cars.

As of December 31, 2005, approximately 60.0% of the slot machines at Arizona Charlie’s Boulder were video poker games. Arizona Charlie’s Boulder emphasizes video poker because it is popular with local players and, as a result, generates high volumes of play and casino revenue. Arizona Charlie’s Boulder is 100% converted to ticket-in/ticket-out technology. Most table games at Arizona Charlie’s Boulder are devoted to double-deck, hand-dealt blackjack play.

For the years ended December 31, 2005, 2004 and 2003, approximately 88.1%, 89.1% and 86.9%, respectively, of gaming revenue was generated by slot machine play and 7.1%, 7.0% and 9.3%, respectively, by table games. Arizona Charlie’s Boulder derives its other gaming revenue from bingo and the race and sports book, which primarily serve to attract customers for slot machines and table games.

Hotel, Food and Beverage

The hotel at Arizona Charlie’s Boulder has 303 rooms, including 221 suites. Hotel customers include local residents and their out-of-town guests, as well as those business and leisure travelers who, because of location or cost considerations, choose not to stay on the Las Vegas Strip or at other hotels in Las Vegas. Arizona Charlie’s Boulder has four restaurants and three bars, one of which is the Palace Grand lounge.

Retail and Entertainment

The emphasis of Arizona Charlie’s Boulder on complimentary entertainment is a component of its overall customer appeal. Palace Grand features live bands at no charge. Arizona Charlie’s Boulder has focused on the appeal of its entertainment programming in order to retain its customers and increase the play at its casino.

Arizona Charlie’s Boulder also has an RV park. The RV park is one of the largest short-term RV parks on the Boulder Strip, with 30 to 70-foot pull through stations and over 200 spaces. The RV park offers nightly, weekly and monthly rates and a range of services, including laundry facilities, game and exercise rooms, a swimming pool, a whirlpool and shower facilities.

A small gift shop located adjacent to the casino provides a limited range of inexpensive gift items, candy, newspapers, magazines and cigarettes.

Business and Marketing Strategy

Arizona Charlie’s Boulder markets its hotel and casino primarily to residents of Las Vegas and the surrounding communities. We believe that ease of access to the casino is an important element in the appeal of Arizona Charlie’s Boulder to local customers.

We believe that its pricing and gaming odds make it one of the best values in the gaming industry and that its gaming products, hotel rooms, restaurants, and other amenities attract local customers in search of reasonable prices, smaller casinos and more attentive service. Arizona Charlie’s Boulder also tailors its selection of slot machines, including many diverse video poker machines, and table games, including double-deck, hand-dealt blackjack, to local casino patrons.

We use billboards, radio and television advertising, promotional messages posted on our marquee, direct mailings to previous customers and e-mail promotions, to promote the property and target our customers.

Arizona Charlie’s Boulder also participates in the Ultimate Rewards Club and the Action Cash program. Both programs permit members to accumulate points that can be redeemed for cash at the casino and complimentaries at all three of our Las Vegas properties.

Aquarius Casino Resort

On May 19, 2006, we acquired the Flamingo Laughlin Hotel and Casino in Laughlin, Nevada from Harrah’s Operating Company, Inc. We paid $114.0 million for the Flamingo, including direct acquisition costs and working capital amounts.

In November 2006, we will to rename and rebrand this property as the Aquarius Casino Resort, or the Aquarius. The Aquarius owns approximately 18 acres of land located next to the Colorado River in Laughlin, Nevada and is a tourist-oriented gaming and entertainment destination property. We currently expect to expend approximately $40.0 million for capital improvements at the Aquarius through 2008. Currently planned capital improvements to the Aquarius include renovations to the casino and common areas, new slot machines and new signage.

The Laughlin area is situated in an unincorporated portion of Clark County and is located in the southerly portion of the State of Nevada. Laughlin is located along the west side of the Colorado River which forms the boundary between the States of Nevada and Arizona. Las Vegas is located approximately 97 miles to the north via U.S. Highway 95. Los Angeles is approximately 300 miles west with access being provided by U.S. Highway 40 and Interstate 15. Flagstaff, Arizona is approximately 180 miles via U.S. 40 while Phoenix, Arizona is approximately 170 miles southeast of Laughlin.

Casino

The Aquarius contains approximately 57,000 square feet of gaming space with approximately 1,300 slot machines, 44 table games, a race and sports book, Keno lounge and a four table line poker room.

Hotel, Food and Beverage

The Aquarius is the largest hotel in Laughlin, Nevada, with 1,907 rooms in two 15-story towers. Hotel amenities include: an outdoor pool, lighted tennis courts, five fast food franchise restaurants and four restaurants, including the Alta Villa, which is designed for fine dining and is utilized in the mornings for player club members breakfast, the Beef Baron Restaurant, the Paradise Garden Buffet and a diner, which is open 24 hours.

Retail and Entertainment

The ballroom and convention center is approximately 19,300 square feet and can accommodate 1,300 to 2,000 guests. The ballroom hosts numerous stage shows and musical reviews. The property also has a club that is situated on the first floor adjacent to the casino and can accommodate 300 guests and is a Las Vegas style showroom. The outdoor amphitheater can accommodate 3,300 seats and is utilized approximately 16 times a year. In addition to meeting rooms, the facility offers a wedding chapel with a wide variety of ceremony packages. The property also includes a gift shop, one retail shop, the Jewels of Laughlin that is leased to an outside operator and a parking garage with a capacity for 2,420 cars.

Business and Marketing Strategy

The Aquarius Casino Resort targets residents of Southern California, Arizona and Nevada to frequent its casino hotel. The Aquarius will provide competitive gaming odds and the highest limits to attract and maintain its table game players. We will offer slot players the most state of the art slot floor in Laughlin with 1,000 new slot games, competitive payout ratios and the convenience of ticket in/ticket out technology. We place a high emphasis on exceptional service in a fun environment to ensure that we exceed our guest service expectations. Additionally, as the largest hotel in Laughlin with the best center strip location on the Riverwalk, we market our 1,907 rooms as an outstanding value. We use billboards, radio and television advertising, internet, promotions, public relations, special events, entertainment, database marketing (both conventional and e-mail) to market the property and target customers.

The Aquarius participates in the A.C.E. Rewards Club, which permits customers to redeem cash and complimentaries at the property. In 2007, A.C.E. Rewards will be integrated at all four Nevada properties and will permit customers to receive unified rewards, cash and complimentaries at any of the properties they frequent.

Trademarks

Action Cash, Arizona Charlie’s Boulder, Arizona Charlie’s Decatur, Arizona Charlie’s, Inc., Arizona Charlie’s Hotel Casino, Big Shot, Crazy Armadillo, Frisco Market Buffet, High Roller, Insanity, Lucky’s Cafe, Nobody Offers You More!, Roxy’s Diner, Stratosphere, Stratosphere Casino Hotel & Tower, Stratosphere Gaming Corporation, Stratosphere Tower, Top of the World, Ultimate Action Cash, Ultimate Rewards, X Scream and Yukon Grille are certain of our material trademarks, trade names and service marks. We currently have a trademark application pending before the United States Patent and Trade Office for the “Aquarius Casino Resort.” Certain other trademarks, trade names and service marks used are the property of third parties.

Seasonality

Generally, our gaming and entertainment properties are not affected by seasonal trends. However, our gaming and entertainment properties tend to have increased customer flow from mid-January through Easter and from October through Thanksgiving and during periods of large events, conventions or trade shows. Our gaming and entertainment properties tend to have decreased customer flow following the Thanksgiving holiday through the middle of January, except during the week between Christmas and New Year’s Day.

Casino Credit

We extend credit on a discretionary basis to qualified patrons. We maintain strong controls over the extension of credit and evaluate each individual patron’s creditworthiness before extending credit. Collection of our customers’ debts is pursued by appropriate means, including legal proceedings when necessary. Our casino credit is less than 3% of all table games wagering.

Competition

The hotel and casino industry in general, and the markets in which we compete in particular, are highly competitive. The Las Vegas market includes many world-class destination resorts, with numerous other tourist attractions. Numerous Las Vegas hotel and casino resorts are themselves tourist attractions. Each of these resorts competes with us in our ability to attract visitors to the Stratosphere. The Stratosphere’s hotel and food and beverage operations compete directly with other properties targeting the budget-minded, middle-market Las Vegas visitor.

Arizona Charlie’s Decatur and Arizona Charlie’s Boulder compete primarily with other Las Vegas hotels and casinos located outside of the Las Vegas Strip. The Arizona Charlie’s properties compete for local customers with other hotels and casinos targeting this group and located near their respective hotel and casino. The Arizona Charlie’s properties compete with other casinos in the Las Vegas metropolitan area based on a mix of casino games, personal service, payout ratios, location, price of hotel rooms, restaurant value and promotions.

The Aquarius competes primarily with several other hotels and casinos in Laughlin. The Aquarius also competes with casinos outside of Laughlin, including the Mojave tribe’s casino hotel located approximately eight miles south of Laughlin. The Laughlin market is also affected by the Native American casinos in Arizona and California and additional capacity in Las Vegas and the surrounding area.

The Las Vegas Market

Las Vegas is one of the fastest-growing and largest entertainment markets in the country. Las Vegas hotel occupancy rates are among the highest of any major market in the United States. We believe that the Las Vegas gaming market has two distinct sub-segments: the tourist market, which tends to be concentrated on the Las Vegas Strip and Downtown Las Vegas, and the local market, which includes the surrounding Las Vegas area.

Tourist Market

According to the Las Vegas Convention and Visitors Authority, or LVCVA, the number of visitors traveling to Las Vegas has increased over the last ten years from 29.0 million visitors in 1995 to 38.6 million visitors in 2005, a compound annual growth rate of 2.9%. The number of hotel and motel rooms in Las Vegas has increased by over 47%, from 90,046 at the end of 1995 to 133,186 at the end of 2005, giving Las Vegas the most hotel and motel rooms of any metropolitan area in the world. Despite this significant increase in the supply of rooms, the Las Vegas hotel occupancy rate exceeded 88% for each of the years from 1995 through 2005.

Las Vegas Strip gaming revenues have grown as Las Vegas visitations and hotel room count have grown. Between 1995 and 2005, gaming revenues on the Las Vegas Strip experienced a compound annual growth of 5.2%.

According to the LVCVA, Las Vegas has been the United States’ top-ranked destination for trade shows for the last ten years. The number of trade show attendees in Las Vegas increased from approximately 2.9 million in 1996 to 6.2 million in 2005, representing a compound annual growth rate of 7.7%. Trade show attendees spent approximately $7.6 billion in 2005.

We believe that the growth in the Las Vegas tourist market has been enhanced by a dedicated program of the LVCVA and major Las Vegas hotels to promote Las Vegas as an exciting vacation and convention site, the increased capacity of McCarran International Airport and the introduction of large, themed destination resorts in Las Vegas.

Local Market

According to the LVCVA, Nevada has been the fastest-growing state in the United States for the last 19 years and has enjoyed a strong economy and demographics that include an increasing number of retirees and other active gaming patrons. A majority of Nevada’s growth has occurred in Las Vegas. The population of Clark County has grown from 1,055,435 in 1995 to 1,796,380 in 2005, a compound annual growth rate of 5.5%. In comparison, the United States population increased at a compound annual growth rate of 1.1% during this period. In 2004, median household income in Clark County was $44,821, compared with the national median income of $44,684.

The Laughlin Market

The Laughlin area economy is primarily dependent on the gaming and tourism industry. Visitor volume and occupancy rates have declined on an annual basis over the past several years while the number of hotel rooms has remained fairly constant. The declining trend in these primary indicators began in 1994 after nearly 10 years of economic growth in the area’s primary industry. The Laughlin gaming market consists of approximately 11,000 rooms and its gaming revenue for 2005 and 2004 was $0.6 billion.

Our Business Strategy and Competitive Strengths

Our experienced management team has succeeded in growing the revenues and profitability of our three Las Vegas properties. We intend to continue to grow the revenues and profitability of our Las Vegas properties through the continued application of our competitive strengths and execution of a number of key operating strategies. We also intend to reposition the Aquarius, which we expect will contribute further improvements to our financial performance. Our strengths and business strategies include:

Experienced Management Team

Our senior management team, which collectively has over 100 years of operating experience in the gaming industry, has an established record of developing, acquiring, integrating and operating gaming and entertainment properties. Our management team is focused on controlling costs and executing efficient marketing programs in an effort to increase operating cash flow.

Value-Oriented Experience

We target primarily middle-market customers who focus on obtaining value in their gaming, lodging, dining and entertainment experiences. We strive to deliver value to our gaming customers at our Arizona Charlie’s locations by offering payout ratios on our slot and video poker machines that we believe are among the highest payout ratios in Las Vegas. Similarly, at the Stratosphere, we offer attractive table games, including Single Zero Roulette and Ten Times Odds Craps, which provide patrons with odds that we believe are better than the standard odds for these games at other Las Vegas Strip casinos.

We also provide our customers with attractive offerings in the areas of lodging and food and beverage service. We believe that our product offerings in each of these categories are reasonably priced and of consistently high quality. In addition, our Ultimate Rewards Club and Action Cash programs enable customers to receive and redeem rewards further encouraging frequent visits by our customers. We intend to offer similar value-oriented experiences to our Aquarius patrons.

Customer Service

We are committed to providing our patrons a high level of customer service. Our employees participate in regular and intensive customer service training programs and are rewarded and incentivized, in part, based upon the quality of service they provide to customers. We routinely conduct comprehensive customer surveys at all of our properties, and we pursue a process of continuous improvement at our properties based on the information gathered from our surveys.

The Stratosphere as a Destination Property for Visitors to Las Vegas

We believe the Stratosphere is one of the most recognized landmarks in Las Vegas. The Stratosphere offers the tallest free-standing observation tower in the United States and, at 1,149 feet, it is the tallest building west of the Mississippi River. The Stratosphere Tower boasts some of the most unique amenities in Las Vegas, including an award-winning, revolving restaurant with dramatic views of Las Vegas, known as the Top of the World, the highest indoor/outdoor observation deck in Las Vegas, and the three highest amusement rides in the world: Big Shot, X Scream and Insanity. The Stratosphere Tower also has a cocktail lounge, a wedding chapel and event space.

We believe that the distinctive amenities of the Stratosphere, together with our dedication to providing a high-quality, value-oriented experience, have significantly contributed to approximately 1.6 million visits to the Stratosphere Tower in the twelve months ended December 31, 2005. We believe our attractions, as well as the introduction of additional entertainment-driven amenities, will enable us to continue to market the Stratosphere as a “must see” destination property in Las Vegas.

Reposition Properties to Better Target Market

Our management team has improved operating results by repositioning each of our Las Vegas properties to better target their respective markets, expanding and improving our facilities, focusing on customer service and implementing a targeted cost reduction program. In addition, we have converted 100% of the slot machines at all of our Las Vegas properties from coin-operated to ticket-in/ticket-out technology. We are developing similar programs to reposition the Aquarius.

Emphasis on Slot Play

We focus our marketing efforts on attracting customers with an affinity for playing slot and video poker machines. Similarly, we have intentionally avoided competing for the attention of high-stakes table game customers. We believe slot machine players are a more consistently profitable customer type, and our properties are specifically oriented to this type of customer. We regularly modify our mix of slot machine product to maximize the profitability of our casinos, while also providing our customers with the most current product offerings. We converted 100% of the slot machines in our Las Vegas properties to ticket in/ticket out technology and intend to convert the slot machines or duplicative at the Aquarius. We believe this format yields meaningful operating efficiencies for us and increases the rate of customer play, since patrons are able to enjoy a gaming experience uninterrupted by the machine servicing requirements typically necessary for coin-operated slot machines.

Employees

As of June 30, 2006, we employed approximately 3,300 employees. Approximately 36% of our employee’s are members of various unions and covered by union-sponsored, collectively bargained, multi-employer health and welfare and defined benefit pension plans. We believe that our relationship with our employees is good.

Litigation

We are, from time to time, parties to various legal proceedings arising out of our businesses. We believe, however, that there are no proceedings pending or threatened against us, which, if determined adversely, would have a material adverse effect upon our business financial conditions, results of operations or liquidity.

RISKS RELATING TO AMERICAN ENTERTAINMENT PROPERTIES CORP. BUSINESS AND THE GAMING INDUSTRY

Our operating results for the six months ended June 30, 2006 have been adversely affected by a number of factors that have affected and may continue to affect results in the second half of 2006.

For the six months ended June 30, 2006 our net income decreased by 13.2% to $16.5 million from $19.0 million for the six months ended June 30, 2005 and EBITDA decreased by 5.8% to $45.7 million from $48.5 million. We attribute these decreases to a number of factors including increases in gas prices, which affects automobile traffic to Las Vegas and Laughlin, disruption from construction at the Stratosphere and the Aquarius and new competition in our markets for Arizona Charlie’s Decatur. These factors have affected and may continue to affect our operating results in the second half of 2006.

The gaming industry is highly regulated. We are subject to extensive governmental gaming regulation and taxation policies, which may harm our business.

We are subject to a variety of regulations in the jurisdictions in which we operate. Regulatory authorities at the federal, state and local levels have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines and take other actions, any one of which would have a significant adverse effect on our business, financial condition and results of operations.

If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the legislatures of the jurisdictions in which we have operations that, if enacted, could adversely effect the tax, regulatory, operational or other aspects of the gaming industry and our company. Legislation of this type may be enacted in the future. The federal government has also previously considered a federal tax on casino revenues and may consider such a tax in the future. In addition, gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. If there is any material increase in state and local taxes and fees, our business, financial condition and results of operations could be adversely affected. Our directors, officers and key employees must also be approved by certain state regulatory authorities. If state regulatory authorities were to find a person occupying any such position unsuitable, we would be required to sever our relationship with that person. Certain public and private issuances of securities and certain other transactions by us also require the approval of certain state regulatory authorities.

Our businesses are subject to various federal, state and local laws and regulations in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, currency transactions, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating units.

Rising operating costs for our gaming properties could have a negative impact on our profitability.

The operating expenses associated with our gaming properties could increase due to, among other reasons, the following factors:

•	potential changes in the tax or regulatory environment which impose additional restrictions or increase operating costs;

•	our properties use significant amounts of electricity, natural gas and other forms of energy, and energy price increases may reduce our profitability;

•	our properties use significant amounts of water and a water shortage may adversely affect our operations;

•	an increase in the cost of health care benefits for our employees could have a negative impact on our profitability;

•	approximately 36% of our employees are members of various unions and covered by union-sponsored collective bargaining agreements and we may incur higher costs or work slow-downs or stoppages due to union activities;

•	our reliance on slot machine revenues and the concentration of manufacturing of slot machines in certain companies could impose additional costs on us; and

•	our insurance coverage may not be adequate to cover all possible losses and our insurance costs may increase.

We face substantial competition in the hotel and casino industry.

The hotel and casino industry in general, and the markets in which we compete in particular, are highly competitive:

•	we compete with many world class destination resorts with greater name recognition, different attractions, amenities and entertainment options;

•	we compete with the continued growth of gaming on Native American tribal lands;

•	the existence of legalized gambling in other jurisdictions may reduce the number of visitors to our properties;

•	certain states have legalized, and others may legalize, casino gaming in specific venues, including race tracks and/or in specific areas, including metropolitan areas from which we traditionally attract customers; and

•	our properties also compete and will in the future compete with all forms of legalized gambling.

Many of our competitors have greater financial, selling and marketing, technical and other resources than we do. We may not be able to compete effectively with our competitors and we may lose market share, which could reduce our revenue and cash flow.

Economic downturns, terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending, could reduce the number of our visitors or the amount of money visitors spend at our casinos.

Our business operations are affected by international, national and local economic conditions. The strength and profitability of our business depends on consumer demand for hotel-casino resorts and gaming in general and for the type of amenities we offer. Changes in consumer preferences or discretionary consumer spending could harm our business.

A recession or downturn in the general economy could result in fewer customers visiting our property and as a result, our revenues may decrease while some of our costs remain fixed, resulting in decreased earnings, because the gaming and other leisure activities we offer at our properties are discretionary expenditures, and participation in these activities may decline during economic downturns because consumers have less disposable income. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Additionally, rising gas prices could deter non-local visitors from traveling to our properties.

The terrorist attacks which occurred on September 11, 2001, the potential for future terrorist attacks and wars in Afghanistan and Iraq had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. Leisure and business travel, especially travel by air, remain particularly susceptible to global geopolitical events. Many of the customers of our properties travel by air, and the cost and availability of air service can affect our business. Furthermore, insurance coverage against loss or business interruption resulting from war and some forms of terrorism may be unavailable or not available on terms that we consider reasonable. We cannot predict the extent to which war, future security alerts or additional terrorist attacks may interfere with our operations.

Our hotels and casinos may need to increase capital expenditures to compete effectively.

Capital expenditures, such as room refurbishments, amenity upgrades and new gaming equipment, may be necessary from time to time to preserve the competitiveness of our hotels and casinos. The gaming industry market is very competitive and is expected to become more competitive in the future. If cash from operations is insufficient to provide for needed levels of capital expenditures, the competitive position of our hotels and casinos could deteriorate if our hotels and casinos are unable to raise funds for such purposes.

Our hotels and casinos may incur substantial costs as a result of our growth and expansion strategy.

As part of our business strategy, we regularly evaluate opportunities for growth through development of gaming operations in existing or new markets, through acquiring other gaming entertainment facilities or through redeveloping our existing gaming facilities. The expansion of our operations, whether through acquisitions, development or internal growth could divert management’s attention and could also cause us to incur substantial costs, including legal, professional and consulting fees. There can be no assurance that we will be able to identify, acquire, develop or profitably manage additional companies or operations or successfully integrate such companies or operations into our existing operations without substantial costs, delays or other problems. Further, there can be no assurance that we will have the ability to obtain the necessary financing to execute our strategy.

The loss of management and other key personnel could significantly harm our business, and the quality of individuals hired for positions in the hotel and gaming operations will be critical to the success of our business.

Our ability to maintain our competitive position depends to a large degree on the efforts and skills of our senior management team. It may also be difficult to attract, retain and train qualified employees due to the competition for employees with other gaming companies and their facilities in Nevada. We may not be successful in retaining our current personnel or in hiring or retaining qualified personnel in the future. If we lose the services of any members of our management team, or fail to attract or retain qualified management and personnel at all levels, our business may be significantly disrupted and impaired.

Our management team may devote a portion of their time to the management of other gaming and entertainment properties owned by American Real Estate Partners, L.P., or AREP and not owned by us, which would divert their focus from our properties. Specifically, Richard P. Brown serves as our President and Chief Executive Officer and Denise Barton serves as our Chief Financial Officer. These individuals also serve as the Chief Executive Officer and Chief Financial Officer, respectively, of the parent company of The Sands Hotel and Casino in Atlantic City, New Jersey, or the Sands, pursuant to an arrangement between us and that company. The Company that owns the Sands has recently entered into an agreement to sell 100% of its interest in the Sands, however we will likely continue to provide certain services to the Sands, including information technology and accounting services pursuant to our intercompany services arrangement.

Because we are currently dependent upon four properties for all our cash flow, we will be subject to greater risks than a gaming company with more operating properties or that operates in more markets.

Given that our operations are currently conducted at four properties in Nevada, we are subject to greater degrees of risk than a gaming company with more operating properties in more markets. The risks to which we will have a greater degree of exposure include the following:

•	local economic and competitive conditions;

•	inaccessibility due to inclement weather, road construction or closure of primary access routes;

•	decline in air passenger traffic due to higher ticket costs or fears concerning air travel;

•	natural and other disasters;

•	reduced land travel due to the increase in gas prices;

•	a decline in the number of visitors to Las Vegas; and

•	a decrease in gaming and non-gaming activities.

Our properties draw a substantial number of patrons from the Las Vegas valley, as well as certain geographic areas, including Southern California, Arizona and Utah. Adverse economic conditions in any of these regions could have a significant adverse effect on our business, financial condition and results of operations. Since all of our properties are located in Nevada, any terrorist activities or disasters in or around southern Nevada could have a significant adverse effect on our business, financial condition and results of operations.

We are an indirect subsidiary of American Real Estate Partners, L.P., which will be able to make all decisions concerning us.

We are an indirect subsidiary of AREP. Mr. Icahn currently owns 100% of American Property Investors, Inc., or API, the general partner of AREP and American Real Estate Holdings Limited Partnership, or AREH, and approximately 86.5% of AREP’s outstanding preferred units and approximately 90.0% of AREP’s outstanding depositary units. As a result, Mr. Icahn has the ability to appoint the board of directors of API, which in turn will have the power to appoint our parent’s board of directors, which will control many aspects of our operations and affairs. AREP is the beneficial owner of 58.2% of Atlantic Coast Entertainment Holdings, Inc., which owns The Sands Hotel and Casino in Atlantic City, New Jersey. AREP or Mr. Icahn may pursue other business opportunities in the gaming and entertainment industry and there is no requirement that any additional business opportunities be presented to us. Furthermore, three members of our board of directors are also directors of AREP. These directors have obligations to us as well as to AREP and may have conflicts of interest with respect to matters potentially or actually involving or affecting us. We cannot assure you that any conflicts between us and AREP will be resolved in our favor.

We may be subject to the pension liabilities of our affiliates.

Mr. Icahn currently owns 100% of API and approximately 86.5% of AREP’s outstanding preferred units and approximately 90% of AREP’s outstanding depositary units. Applicable pension and tax laws make each member of a “controlled group” of entities, generally defined as entities in which there are at least an 80% common ownership interest, jointly and severally liable for certain pension plan obligations of any member of the controlled group. These pension obligations include ongoing contributions to fund the plan, as well as liability for any unfunded liabilities that may exist at the time the plan is terminated. In addition, the failure to pay these pension obligations when due may result in the creation of liens in favor of the pension plan or the Pension Benefit Guaranty Corporation, or the PBGC, against the assets of each member of the controlled group.

As a result of the more than 80% ownership interest in us by Mr. Icahn’s affiliates, we and our subsidiaries are subject to the pension liabilities of all entities in which Mr. Icahn has a direct or indirect ownership interest of at least 80%. One such entity, ACF Industries LLC, is the sponsor of several pension plans which are underfunded by a total of approximately $18.2 million on an ongoing actuarial basis and $144.2 million if those plans were terminated, as most recently reported by the plans’ actuaries. These liabilities could increase or decrease, depending on a number of factors, including future changes in promised benefits, investment returns, and the assumptions used to calculate the liability. As members of the controlled group, we would be liable for any failure of ACF to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of the ACF pension plans. In addition, other entities now or in the future within the controlled group that includes us may have pension plan obligations that are, or may become, underfunded and we would be liable for any failure of such entities to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of such plans.

The current underfunded status of the ACF pension plans requires ACF to notify the PBGC of certain “reportable events,” such as if we cease to be a member of the ACF controlled group, or if we make certain extraordinary dividends or stock redemptions. The obligation to report could cause us to seek to delay or reconsider the occurrence of such reportable events.

Starfire Holding Corporation, which is 100% owned by Mr. Icahn, has undertaken to indemnify us and our subsidiaries from losses resulting from any imposition of pension funding or termination liabilities that may be imposed on us and our subsidiaries or our assets as a result of being a member of the Icahn controlled group. The Starfire indemnity provides, among other things, that so long as such contingent liabilities exist and could be imposed on us, Starfire will not make any distributions to its stockholders that would reduce its net worth to below $250.0 million. Nonetheless, Starfire may not be able to fund its indemnification obligations to us.